Exhibit 10.28

Shengfeng Building Lease Contract

Party A (Lessor): Fuzhou Tianyu Shengfeng Industrial Co., Ltd.

Party B (Lessee): Shengfeng Logistics Group Co., Ltd.

In accordance with the provisions of the Civil Code and relevant laws and regulations, Party A and Party B, on the basis of equality and voluntariness, enter into this Agreement on the lease of the house by Party A to Party B and the lease of the house by Party B in order to clarify the rights and obligations of both parties.

Article 1 The subject matter and its use

1. Party A will lease the 2312.96 square meter commercial office building on the 4th and 6th floors of Shengfeng Building, No. 478, Fuxin East Road, Gushan Town, Jin’an District, Fuzhou City to Party B for office use. Without the written consent of Party A, Party B shall not change the use of the house.

Article 2 Lease period

1. The rental period: from 2022/11/1 (YYYY/MM/DD) to 2024/10/31 (YYYY/MM/DD).

2. Lease renewal: Party A will continue to rent under the condition that the purpose of the house remains unchanged, and Party B will have priority of the rents under the same conditions. However, if Party B needs to renew the lease upon the expiration of the lease term, it shall notify Party A in writing two months before the expiration of the lease term, and both parties shall re-sign the lease contract.

Article 3 Decoration period

Party A agrees to give Party B a / month(s) decoration period. The decoration period starts from / (YYYY/MM/DD) to / (YYYY/MM/DD), and no rent will be charged during the decoration period. However, the water, electricity, property management and other expenses incurred during the rent-free period shall be borne by Party B.

Article 4 Rent, property management fees, water and electricity fees, performance bond and payment methods.

4.1 Rent (tax included): from November 1, 2022 to October 31, 2024, the monthly rent is RMB115,648. Party B shall pay the rent of the current month by transfer before the 10th of each month.

4.2 Property management fee: the property management fee shall be paid according to the standard of RMB / square meter / month. The total property management fee is RMB/ month. Party B shall pay the property management fee of the current month by transfer before the 10th day of each month.

4.3 Water and electricity fees: Party A shall collect the water and electricity charges from Party B according to the actual usage of Party B according to the collection sheet, and the water and electricity charges of the public part shall be apportioned and calculated according to the rental area (including sharing) of Party B. Party B shall pay the water and electricity charges to Party A by transfer before the 10th day of each month.

4.4 Parking fees: if Party B applies for monthly car card, Party A will temporarily charge the parking fee of RMB100 / month / car.

4.5 Performance bond: Party B shall pay a one-time deposit of RMB231,296 to Party A on the date of signing this contract as the guarantee for Party B to perform its obligations and responsibilities under this agreement. Upon the expiration of this contract, after both parties have settled their claims and debts, Party A shall return the deposit without interest within 7 working days when Party B has no breach of contract.

Article 5 Rights and Obligations of Party A and Party B

5.1 Party A’s rights and obligations.

5.1.1 The rent and other related fees shall be collected in accordance with the provisions of this contract.

5.1.2 Party A is responsible for providing paid water and electricity for the normal use of the leased house.

5.1.3To formulate property management regulations, to supervise and inspect Party B’s use of leased houses, to stop Party B’s use of leased houses in breach of contract, and conduct unified management and maintenance of related objects.

5.1.4 Does not interfere with or obstruct Party B’s legal business activities but has the right to stop Party B’s illegal or inconsistent business activities as stipulated in this contract.

5.2 Party B’s rights and obligations

5.2.1 Collect rent and other related fees according to the contract.

5.2.2 The second party must strictly use the house in accordance with the purpose specified in this contract, and all economic and legal responsibilities arising from the rental of the house by the second party shall be borne by the second party. If Party B rents the house and causes losses to Party A, Party B shall be responsible for compensating.

5.2.3 Party B must strictly abide by the property management regulations formulated by Party A or the property management agency entrusted by Party A. Without the written consent of Party A, Party B shall not renovate or modify the structure of the leased property without authorization.

5.2.4 Party B’s decoration plan shall be designed in strict accordance with the relevant national regulations and meet the national safety construction standards. If it needs to be approved, Party B shall submit it to the relevant departments for approval, and the expenses shall be borne by Party B. If Party A is needed to provide information, Party A shall provide assistance, and Party B’s decoration construction blueprints shall be submitted to Party A before decoration construction.

5.2.5 During the lease period, Party B shall apply for the business license and related licenses by itself in accordance with the regulations. Party A provide necessary assistance and materials, and the expenses shall be borne by Party B.

5.2.6 Party B shall be responsible for the proper use and maintenance of the leased property and accessories, and shall promptly eliminate all possible faults and dangers, so as to avoid all possible hidden dangers.

5.2.7 In case of any damage of the leased property and its ancillary facilities due to Party B’s fault or negligence such as improper or unreasonable use, Party B shall be liable for compensation or maintenance. If Party B refuses to repair, Party A can repair on behalf of Party B, and the cost shall be borne by Party B.

5.2.8 During the lease period, Party B must strictly abide by the relevant provisions of the “Fire Control Regulations of the People’s Republic of China” and the “Safety Production Law of the People’s Republic of China”, timely rectify and eliminate potential safety hazards, and actively cooperate with Party A for fire protection. In the event of a security incident during the lease period, all economic and legal responsibilities shall be borne by Party B and have nothing to do with Party A.

5.2.9 If Party B no longer uses Party A’s properties, it shall not damage the renovated parts and the structure of the house.

5.2.10 When the lease expires or the contract is terminated early, the movable materials added by Party B in the leased property shall be removed by Party B within 15 working days. If the lease is overdue, it shall be deemed to have been given up by Party B and belong to Party A, and Party A shall take back the leased property; All the materials in the leased property other than the movable materials purchased by Party B shall be owned by Party A free of charge, and Party B shall transfer them to Party A in good condition within 15 working days.

5.2.11 Party B has the right to independently carry out legitimate business activities in accordance with the provisions of this contract.

5.2.12 During the lease term, Party B has no right to sublet part or all of its leased property to a third party.

Article 6 Liability for breach of contract

6.1 If Party B fails to pay rent, utilities and other expenses in full and on time, for each day overdue, Party B shall pay Party A the penalty of 5‰ of the total amount of overdue.

6.2 In case of any of the following circumstances in the process of Party B’s performance of this contract, it is a fundamental breach of contract by Party B. in addition to the losses caused to Party A, Party A shall have the right to terminate this contract (except article 6.2.5), and the performance bond paid by Party B shall be used as liquidated damages to Party A, which shall not be returned. Party A shall recover the lease and recover the arrears:

6.2.1 Pay rent, utilities, and other expenses more than 30 days overdue.

6.2.2 Conduct business activities illegally in violation of the provisions of this contract.

6.2.3 Violation of clause 5.2.3 of this contract to alter the structure of the leased property without authorization or to renovate the leased property without the written consent of Party A.

6.2.4 Violation of clause 5.2.4 of this contract, decoration construction drawings in violation of relevant national regulations, decoration without authorization.

6.2.5 Cancel this contract in advance without authorization.

6.2.6 Party B fails to obtain Party A’s agreement to change the lease use and unauthorized sublease.

6.2.7 In the event of force majeure or unforeseeable and objective reasons of both parties, this contract cannot be continued, the contract shall be terminated in advance, and the parties shall settle their claims and debts and shall not bear each other’s liability for breach of contract.

Article 7 Supplementary Provisions

7.1 For matters not covered in this contract, both parties shall negotiate amicably, and a supplementary contract may be concluded.

7.2 Parties to fulfill this contract dispute shall be settled through friendly consultations. If the negotiation fails, the dispute shall be submitted to the people’s court where Party B is domiciled for arbitration.

7.3 This contract becomes effective after both parties have signed and sealed and Party B has paid the performance bond in full as agreed in this contract.

7.4 The annex to this contract has the same legal effect as the contract.

7.5 There are two copies of this contract, each of which is held by Party A and Party B, with the same legal effect.

Annex:	1.	“Red Line Map of Lease Objects”

	2.	“Safety Responsibility Agreement”

Party A: Fuzhou Tianyu Shengfeng Industrial Co., Ltd.	Party B: Shengfeng Logistics Group Co., Ltd.

Representative:	Representative:

Phone:	Phone:

Signing Date: